Exhibit 99.1
DRAFT 8-3
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan-José Román	Kathy Waller
Vice President of Finance & CFO	Co-President
(787) 749-4949	(312) 640-6696
Triple-S Management Corporation Reports Second Quarter 2008 Results
SAN JUAN, Puerto Rico, August 5, 2008 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced record consolidated revenues for the three months ended June 30, 2008. Net income of $12.1 million, or $0.38 per diluted share, includes an after tax net loss of $2.2 million, or $0.06 per diluted share, in net realized and unrealized losses on investments and derivatives.
Second-Quarter Highlights
•	Net premiums earned increased 11.1 percent year over year to $419.2 million

•	Operating income was $21.2 million

•	Excluding net realized losses, unrealized losses, a gain from derivatives included within other income (expenses), net of tax, pro forma net income was $14.3 million, or a 23.3 percent year-over-year increase, and diluted earnings per share were $0.44 based on 32.2 million weighted average shares outstanding

•	Medical Loss Ratio (MLR) rose 230 basis points to 88.5 percent

•	Consolidated operating expense ratio decreased 110 basis points to 14.5 percent

•	Continued expansion of Medicare Advantage business: over 80,000 additional members at June 30, 2008, an 80.0 percent year-over-year increase
“We are pleased with our second-quarter results, particularly the 23.3 percent increase in our pro forma net income. The solid bottom-line performance reflects strong volume growth and continued improvements in key areas of our business. While the MLR in our rapidly expanding Medicare Advantage business rose more than expected, it was offset by further strengthening in our Commercial business, a stable Reform segment, and ongoing enhancement of our operating ratio, reflecting both our growth and inherent corporate leverage,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “We continue to execute on our focused business strategy and we remain convinced that we can profitably capture additional market share for several years.”
Consolidated operating revenues for the three months ended June 30, 2008 were $437.4 million, 11.6 percent higher than the same period of the previous year. The increase was principally due to growth in Medicare Advantage membership enrollment and premium rate increases across all businesses in the managed care segment. Additionally, the three
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months ended June 30, 2007 included approximately $8.1 million, which resulted from a retroactive increase in the Reform premium rates between November 1, 2006 and March 31, 2007.
Consolidated claims incurred and operating expenses for the quarter were $416.2 million, an increase of 13.3 percent from a year ago. Consolidated claims incurred were up $46.8 million, or 15.2 percent, largely due to increased claims in the managed care segment driven by higher enrollment and utilization trends, particularly in the Medicare Advantage business. The consolidated loss ratio rose 300 basis points to 84.6 percent, primarily due to the fact that 2007 MLR for the managed care segment included the retroactive premium rate adjustment discussed earlier, which represented a decrease of 110 basis points. Excluding the effect of the retroactive premium rate adjustment, the consolidated loss ratio increased 190 basis points. In addition, utilization trends in the Medicare business increased and, more specifically, in the dual eligible product where members grew over 100 percent in 2008. Consolidated operating expenses increased by $2.1 million, or 3.5 percent, to $61.4 million, primarily attributable to the higher Medicare Advantage volume of business. The consolidated operating expense ratio improved 110 basis points to 14.5 percent in 2008 mainly due to the aforementioned volume increase.
Net income for the three months ended June 30, 2008 was $12.1 million, or $0.38 per diluted share, based on weighted average shares outstanding of 32.2 million. This compares with net income for the three months ended June 30, 2007 of $20.8 million, or $0.78 per diluted share, based on weighted average shares of 26.7 million. Excluding the effect of realized gains (losses) and unrealized gains (losses), and derivative unrealized gains (losses) in the three months ended June 30 in both 2008 and 2007, as well as the second quarter 2007 retroactive Reform premium adjustments, net of taxes, pro forma net income was $14.3 million, or $0.44 per diluted share, based on weighted average shares outstanding of 32.2 million, in the quarter ended June 30, 2008, compared with $11.6 million, or $0.43 per diluted share, based on weighted average shares outstanding of 26.7 million, in the comparable 2007 quarter.
Pro Forma Net Income

(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2008	2007	2008	2007
Pro forma net income
Net income	$12.1	20.8	$13.3	25.3
Net realized investment gains, net of tax	(1.5)	3.8	(0.9)	5.0
Net unrealized investment gains (losses) on trading securities, net of tax	(0.8)	0.6	(7.1)	(1.4)
Derivative gain (loss), net of tax	0.1)	1.4	(2.3)	1.3
Retroactive Reform premium adjustment, net of tax	—	3.4	—	1.2
Pro forma net income	$14.3	11.6	$23.6	19.2
Diluted pro forma net income per share	$0.44	0.43	$0.73	0.72
Continued Progress for the Six Months
For the first half ended June 30, 2008, consolidated operating revenues rose 13.7 percent to $858.9 million, primarily reflecting the growth in the managed care segment. Consolidated claims incurred for the six months ended June 30, 2008 were $705.0 million, up 16.5 percent year over year. The consolidated loss ratio increased 220 basis points to 85.6 percent. Six-month consolidated operating expenses were $121.4 million and the operating expense ratio declined 120 basis points to 14.6 percent. Pro forma net income for the six months ended June 30, 2008 was $23.6 million, or $0.73 per diluted share, based on weighted average shares outstanding of 32.2 million, compared with $19.2 million, or $0.72 per diluted share, based on weighted average shares outstanding of 26.7 million at the same time last year.
For the six month period ended June 30 2008, net cash used in operating activities amounted to $25.2 million. This is mainly due to the fact that the Company collected $22.8 million in managed care premiums in December 2007 that were recognized in January 2008. In addition, premiums receivable for the six-month period increased by approximately $43.2 million, mostly from the Government of Puerto Rico and its instrumentalities, which were subsequently collected. Excluding both situations, cash flow from operations would have been $47.9 million.
As of June 30, 2008, Triple-S Management had $83.3 million in parent company cash, cash equivalents, and investments, most of which resulted from the IPO’s net proceeds.
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Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.

(Unaudited)	Three months ended June 30,			Six months ended June 30,
(dollar amounts in millions)			Percentage			Percentage
	2008	2007	Change	2008	2007	Change
Operating revenues:
Managed Care	$385.1	340.8	13.0%	$755.1	655.5	15.2%
Life Insurance	27.0	26.3	2.7%	53.1	52.4	1.3%
Property and Casualty	26.1	26.8	(2.6%)	52.4	50.8	3.2%
Other	(0.8)	(2.0)	60.0%	(1.7)	(3.6)	52.8%

Total operating revenues	$437.4	391.9	11.6%	$858.9	755.1	13.8%

Operating income:
Managed Care	14.0	17.8	(21.4%)	$19.3	21.9	(11.9%)
Life Insurance	3.2	2.7	18.5%	5.7	5.7	0%
Property and Casualty	2.3	3.6	(36.1%)	4.4	5.0	(12.0%)
Other	1.7	0.5	240.0%	3.1	1.6	93.8%

Total operating income	$21.2	24.6	(13.8%)	$32.5	34.2	(5.0%)

Operating margin:
Managed Care	3.6%	5.2%		2.6%	3.3%
Life Insurance	11.9%	10.3%		10.7%	10.9%
Property and Casualty	8.8%	13.4%		8.4%	9.8%
Consolidated	4.9%	6.3%		3.8%	4.5%
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Managed Care Results Summary
Total medical premiums earned for the three months ended June 30, 2008 were $374.2 million, up 12.9 percent versus the same period a year ago, primarily due to higher Medicare Advantage member enrollment and a change in the product mix within this sector, coupled with rate increases across all businesses. Additionally, during the three months ended June 30, 2007, the managed care segment recorded approximately $8.1 million that was associated with the retroactive increase in the Reform premium rates between November 1, 2006 and March 31, 2007.
Medical premiums earned in the Medicare business rose $49.3 million to $113.6 million for the three months ended June 30, 2008. This reflected an increase in member months enrollment of 79,614, or an increase of 58.4 percent, and a change in the product mix. The rise in member months is the net result of an increase of 81,384, or 80.0 percent, in Medicare membership and a decrease of 1,770, or 5.1 percent, in PDP membership.
Medical premiums earned in the Reform business decreased $5.7 million, or 6.6 percent, to $80.9 million for the three months ended June 30, 2008. The fluctuation is primarily due to the effect of the $8.1 million retroactive premium rate increase recorded in the three months ended June 30, 2007 and a decline in member months enrollment of 37,053, or 3.5 percent. Partially offsetting this decrease is the increase in premium rates effective July 2007. In the 2007 period, this segment received a retroactive premium rate increase of approximately 6.7 percent which was effective November 1, 2006, but was not received until June 2007.
Medical premiums earned in the Commercial business fell by $0.9 million, or 0.5 percent, to $179.7 million for the three months ended June 30, 2008. The decrease is attributable to the net effect of a decline in fully-insured member months enrollment of 18,570, or 1.5 percent, and an increase in the average premium rates for corporate accounts of 4.5 percent. During the three months ended June 30, 2008, the self-funded member months enrollment increased by 14,812, or 3.1 percent.
Medical claims incurred were up $45.4 million, or 15.9 percent, to $331.2 million largely driven by the significant increase in Medicare Advantage member months and a higher MLR in the Medicare segment. The overall MLR rose 230 basis points for the three months ended June 30, 2008, to 88.5 percent. The Medicare business experienced an overall year-over-year increase in utilization trends and had a higher concentration of dual-eligible members. Partially offsetting the rise in the Medicare MLR was a decline in the Commercial and Reform loss ratios, along with the aforementioned effect of the Reform segment’s 2007 retroactive premium rate increase.
Operating expenses rose $2.7 million, or 7.3 percent, to $39.9 million, compared with the same period last year. The increase is primarily attributable to the higher volume, particularly within the Medicare business. The segment’s operating expense ratio decreased 60 basis points, to 10.5 percent.
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Managed Care	Three months ended June 30,		Six months ended June 30,
Additional Data	2008	2007	2008	2007

Member months enrollment
Commercial:
Fully-insured	1,228,783	1,247,353	2,464,272	2,501,096
Self-funded	499,317	484,505	995,379	963,828
Total Commercial	1,728,100	1,731,858	3,459,651	3,464,924

Reform	1,031,631	1,068,684	2,065,291	2,133,530
Medicare	215,828	136,214	406,357	264,844
Total member months	2,975,559	2,936,756	5,931,299	5,863,298

Medical loss ratio	88.5%	86.2%	89.8%	88.1%
Operating expense ratio	10.5%	11.1%	10.3%	11.2%

Managed Care	As of June 30,
Membership by Segment	2008	2007

Members
Commercial:
Fully-insured	408,949	414,723
Self-funded	168,422	161,591
Total Commercial	577,371	576,314

Reform	344,104	356,737
Medicare	72,134	47,470
Total members	993,609	980,521

Managed Care	As of,
Days claims payable	June 30, 2008	March 31, 2008

	60.5 days	59.4 days
Revised 2008 Guidance
Mr. Ruiz-Comas concluded, “As we enter the second half of the year, we remain well positioned to achieve our prior 2008 EPS guidance. Our revenue performance has exceeded our expectations and the steady improvement in our Commercial business has helped us weather the uptick in the Medicare Advantage MLR, which we believe has peaked and should trend lower in the final six months of the year.”
The Company’s 2008 revised outlook is as follows:
•	Total medical enrollment is expected to grow approximately 1–1.5 percent, with Medicare Advantage enrollment rising approximately 45–48 percent from our previous estimate of 30-35 percent.
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•	Consolidated operating revenues are now anticipated to be $1.70-$1.74 billion, an increase from our prior estimate of $1.66-$1.70 billion.

•	Consolidated loss ratio is expected to be 83.5-84.0 percent, a 50 basis point increase from previous guidance, with the managed care MLR now ranging between 88-88.5 percent, driven by the Company’s Medicare dual eligible product.

•	Consolidated operating expense ratio is anticipated to improve further to approximately 14.7 percent from our previous estimate of 15.2 percent.

•	The Company reiterates its earnings per share expectation of $1.88-$1.98, based on 32.2 million weighted average diluted shares outstanding, which excludes net realized and unrealized gains (losses) on investments and derivatives.
Conference Call and Webcast
Management will host a conference call and webcast Tuesday, August 5 at 10:00 a.m. Eastern Time to discuss its financial results for the second quarter and six months ended June 30, 2008, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-800-257-7087, and international callers should dial 1-303-262-2142 about five minutes before the presentation.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is the largest managed care company in Puerto Rico and has the exclusive right to use the Blue Shield name and mark throughout the country. It holds a leading market position, with approximately 1 million members across all regions, or about 25 percent of the population. With more than 45 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare and the Reform markets. It also provides complementary products and services. The Company is the largest provider of life and accident and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com.
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Forward-looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government regulation of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	June 30,	December 31,
	2008	2007
Assets
Investments	$1,076,110	$1,011,009
Cash and cash equivalents	41,283	240,153
Premium and other receivables, net	237,845	202,268
Deferred policy acquisition costs and value of business acquired	121,453	117,239
Property and equipment, net	46,951	43,415
Other assets	50,740	45,458

Total assets	$1,574,382	$1,659,542

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$711,194	$726,519
Accounts payable and accrued liabilities	177,201	279,539
Borrowings	202,202	170,946

Total liabilities	1,090,597	1,177,004

Stockholders’ equity:
Common stock	32,329	32,309
Other stockholders equity	451,456	450,229

Total stockholders’ equity	483,785	482,538

Total liabilities and stockholders’ equity	$1,574,382	$1,659,542

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Six Months Ended
	June 30,
	Unaudited	Historical
	2008	2007
Revenues:
Premiums earned, net	$823,556	$725,811
Administrative service fees	7,633	7,126
Net investment income	27,734	22,168

Total operating revenues	858,923	755,105

Net realized investment (losses) gains	(1,132)	4,980
Net unrealized investment loss on trading securities	(7,201)	(1,352)
Other income, net	(161)	2,367

Total revenues	850,429	761,100

Benefits and expenses:
Claims incurred	704,987	605,341
Operating expenses	121,430	115,495

Total operating costs	826,417	720,836

Interest expense	7,599	8,010

Total benefits and expenses	834,016	728,846

Income before taxes	16,413	32,254

Income tax expense	3,074	6,944

Net income	$13,339	$25,310

Basic net income per share	$0.41	$0.95

Diluted earnings per share	$0.41	$0.95
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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	June 30,
	Unaudited	Historical
	2008	2007
Revenues:
Premiums earned, net	$419,157	$377,346
Administrative service fees	3,920	3,617
Net investment income	14,302	11,047

Total operating revenues	437,379	392,010

Net realized investment (losses) gains	(1,741)	3,784
Net unrealized investment loss on trading securities	(951)	573
Other income, net	1,360	2,158

Total revenues	436,047	398,525

Benefits and expenses:
Claims incurred	354,780	308,023
Operating expenses	61,399	59,358

Total operating costs	416,179	367,381

Interest expense	3,926	4,058

Total benefits and expenses	420,105	371,439

Income before taxes	15,942	27,086

Income tax expense	3,805	6,281

Net income	$12,137	$20,805

Basic net income per share	$0.38	$0.78

Diluted earnings per share	$0.38	$0.78
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Six Months Ended
	June 30,
	Unaudited	Historical
	2008	2007
Net cash (used in) provided by operating activities	$(25,189)	$6,392

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	153,393	76,904
Fixed maturities matured	54,166	10,852
Equity securities	2,019	1,011
Securities held to maturity:
Fixed maturities matured	19,526	1,285
Acquisition of investments:
Securities available for sale:
Fixed maturities	(428,476)	(100,668)
Equity securities	(16,717)	(14,507)
Net disbursements for policy loans	104	(145)
Capital expenditures	(7,119)	(3,440)

Net cash used in investing activities	(223,104)	(28,708)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	15,649	16,989
Repayments of short-term borrowings	(474,156)	(23,110)
Proceeds from short-term borrowings	506,231	23,110
Repayments of long-term borrowings	(819)	(820)
Dividends	—	(2,448)
Proceeds from policyholder deposits	5,895	2,844
Surrenders of policyholder deposits	(3,383)	(4,033)
Other	6	—

Net cash provided by financing activities	49,423	12,532

Net decrease in cash and cash equivalents	(198,870)	(9,784)

Cash and cash equivalents, beginning of period	240,153	81,320

Cash and cash equivalents, end of period	$41,283	$71,536

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